Exhibit 12

February 29, 2016

Allegiancy, LLC
1100 Boulders Parkway, Suite 605
Richmond, Virginia 23225

Re:	Allegiancy, LLC, to be converted into Allegiancy, Inc.

Ladies and Gentlemen:

We refer to the Offering Statement on Form 1-A (File No. 024-10476) (as amended, the “Offering Statement”) filed by Allegiancy, LLC (the “Company”), a Delaware limited liability company to be converted into Allegiancy, Inc., a Delaware corporation (the “Corporation”), pursuant to a the statutory conversion (the “Conversion”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation A promulgated thereunder. The Offering Statement relates to the public offering and sale of 2,150,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Corporation.

This opinion letter is being delivered in accordance with the requirements of Item 17 of Form 1-A under the Securities Act.

In rendering the opinions expressed below, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of (i) the Offering Statement, (ii) the form of the Certificate of Conversion relating to the Conversion to be filed with the Secretary of State of the State of Delaware prior to the closing of the sale of the Shares contemplated by the Offering Statement filed as Exhibit 7 to the Offering Statement, (iii) the form of the Certificate of Incorporation of the Corporation to be filed with the Secretary of State of the State of Delaware prior to the closing of the sale of the Shares contemplated by the Offering Statement, filed as Exhibit 2(a) to the Offering Statement, (iv) the form of the Bylaws of the Corporation to become effective prior to the closing of the sale of the Shares contemplated by the Offering Statement, filed as Exhibit 2(b) to the Offering Statement, (v) the preliminary offering circular contained within the Offering Statement, and (vi) such other documents and records of the Company, certificates of public officials and representatives of the Company, resolutions and forms of resolutions and other documents and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. After giving effect to the Conversion, the Shares, when issued and sold by the Corporation against payment therefor in accordance with the Offering Statement, will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Richmond Office | 1401 E. Cary St. | Richmond, VA  23219 | Phone:  804.823.4000
Richmond Office Mailing Address | P.O. Box 2470 | Richmond, VA  23218-2470

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   We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the use of the name of our firm therein.

Very truly yours,
/s/ Kaplon, Vorler, Cunningham & Frank, PLC.

Richmond Office | 1401 E. Cary St. | Richmond, VA  23219 | Phone:  804.823.4000
Richmond Office Mailing Address | P.O. Box 2470 | Richmond, VA  23218-2470

www.kv-legal.com